UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dr Pepper Snapple and Keurig Green Mountain to Merge, Creating a Challenger in the Beverage Industry with a World-Class Portfolio of Iconic Brands and an Unrivaled Nationwide Distribution Capability

Combined Brand Portfolio Will Have Strong Exposure to Faster Growing Beverage Categories and an Ability to Reach Consumers Across Virtually All Retail Channels and Points of Consumption

Keurig Dr Pepper Will Have Approximately $11 Billion in Combined Pro Forma Revenues

Dr Pepper Snapple Shareholders to Receive $103.75 Per Share in a Special Cash Dividend and Retain 13% of the Combined Company

PLANO, Tex. and BURLINGTON, Mass., January 29, 2018 —Dr Pepper Snapple Group, Inc. (“Dr Pepper Snapple”) (NYSE: DPS) and Keurig Green Mountain, Inc. (“Keurig”) today announced that the companies have entered into a definitive merger agreement to create Keurig Dr Pepper (“KDP”), a new beverage company of scale with a portfolio of iconic consumer brands and unrivaled distribution capability to reach virtually every point-of-sale in North America. Under the terms of the agreement, which has been unanimously approved by the Dr Pepper Snapple Board of Directors, Dr Pepper Snapple shareholders will receive $103.75 per share in a special cash dividend and retain 13% of the combined company.

KDP will have pro forma combined 2017 annual revenues of approximately $11 billion. This combination of two iconic beverage companies joins together beloved brands Dr Pepper, 7UP, Snapple, A&W, Mott’s and Sunkist with leading coffee brand Green Mountain Coffee Roasters and the innovative Keurig single-serve coffee system, as well as more than 75 owned, licensed and partner brands in the Keurig system.

Larry Young, President and Chief Executive Officer of Dr Pepper Snapple, said, “This transaction will deliver significant and immediate value to our shareholders, along with the opportunity to participate in the long-term upside potential of our combined company and attract new brands and beverage categories to our platform in a fast-changing industry landscape. We are excited to combine with Keurig to build on the rich heritage and expertise of both companies and provide the highest-quality hot and cold beverages to satisfy every consumer throughout the day.”

Bob Gamgort, Chief Executive Officer of Keurig, said, “Our view of the industry through the lens of consumer needs, versus traditional manufacturer-defined segments, unlocks the opportunity to combine hot and cold beverages and create a platform to increase exposure to high-growth formats. The combination of Dr Pepper Snapple and Keurig will create a new scale beverage company which addresses today’s consumer needs, with a powerful platform of consumer brands and an unparalleled distribution capability to reach virtually every consumer, everywhere. We are fortunate to have talented leadership teams within both companies, and I look forward to working together with the Dr Pepper Snapple team to make this combination a success for all of our stakeholders.”

Bart Becht, Partner and Chairman of JAB Holding Company and Chairman of Keurig, said, “We are very excited about the prospect of KDP becoming a challenger in the beverage industry. Management’s proven operational and integration track record along with their commitment to innovation and potential future brand consolidation opportunities, while maintaining an investment grade rating, positions the company well for long-term success and material shareholder value creation.”

Dirk Van de Put, CEO of Mondelēz International, which will have a significant stake in KDP, said, “We have been very pleased with our coffee partnership with Keurig, and strongly support the strategic rationale for this transaction. We look forward to continuing to participate in the compelling value-creation and long-term growth opportunities inherent in this powerful beverage platform.”

Compelling Value for Shareholders

The company believes its complementary portfolio, access to high-growth segments of the beverage industry and shareholder value-focused management team will enable it to achieve sustained growth through continued innovation, brand consolidation opportunities and enhanced household penetration for its leading brands.

KDP targets realizing $600 million in synergies on an annualized basis by 2021. Dr Pepper Snapple expects to pay its first quarter ordinary course dividend of $0.58 per share. At the close of the transaction, the company expects to deliver an annual dividend of $0.60 per share.

The company will deliver strong cash flow generation and accelerate its deleveraging, with a target Net Debt/EBITDA of below 3.0x within two to three years after closing. KDP anticipates total net debt at closing to be approximately $16.6 billion and it anticipates maintaining an investment grade rating.

Keurig Performance Update

Since becoming a private company following its acquisition by a JAB-led investor group in March 2016, Keurig has renewed its marketing investment and improved its new brewer innovation pipeline, which has resulted in renewed top-line volume growth, increasing U.S. household penetration for Keurig brewers to 20%, from 17%, in the last two years. In the same period, Keurig has added key brand partners into the Keurig system with the help of strategic pod price reductions and value-added services. The combination of those two factors has allowed the company to improve its pod growth from the low-single digits to mid-single digits in the second half of calendar year 2017.

Keurig also delivered a 14.1% annual improvement in operating income and increased its operating margin by 710 basis points in the last two years behind significant productivity improvement programs. The company has also strengthened its balance sheet and significantly reduced its debt/EBITDA to 2.7x as of December 2017, from 5.5x as of March 2016, when the company was acquired.

Transaction Details

Under the terms of the merger agreement, Dr Pepper Snapple shareholders will receive a special cash dividend of $103.75 per share and will retain their shares in Dr Pepper Snapple. Upon closing of the transaction, Keurig shareholders will hold 87% and Dr Pepper Snapple shareholders will hold 13% of the combined company.

JAB Holding Company, a global investment firm with a proven track record of investing long-term capital in global consumer brands, and its partners, will together make an equity investment of $9 billion as part of the financing of the transaction. JAB will be investing equity capital from JAB Holding Company as well as through JAB Consumer Fund, an investment fund backed by a group of like-minded, long-term oriented investors.  Both JAB Holding Company and JAB Consumer Fund are overseen by three senior partners: Peter Harf, Bart Becht and Olivier Goudet.  Entities affiliated with BDT Capital Partners, a Chicago-based merchant bank that provides long-term private capital and advice to closely held companies, are also investing alongside JAB. Upon closing of the transaction, JAB will be the controlling shareholder. Mondelēz International, JAB’s partner in Keurig, will hold an approximately 13-14% stake in the combined company.

The balance of the transaction financing will be provided through financing debt commitments from JPMorgan Chase Bank, Bank of America Merrill Lynch and Goldman Sachs. The transaction is not subject to a financing condition and is expected to close in the second calendar quarter of 2018, subject to the approval of Dr Pepper Snapple shareholders and the satisfaction of customary closing conditions, including receipt of regulatory approvals.

Management and Governance

Bob Gamgort, current chief executive officer of Keurig, will serve as chief executive officer of the combined company and Ozan Dokmecioglu, current chief financial officer of Keurig, will serve as its chief financial officer. Dr Pepper Snapple President and CEO Larry Young intends to transition to a role on KDP’s Board of Directors to help the new management team realize the full potential of the company. Bart Becht, of JAB, will serve as Chairman of the company’s Board of Directors and Bob Gamgort will become an Executive Member of the Board. Four additional directors will be appointed by JAB, two directors will be appointed by Dr Pepper Snapple, including Mr. Young, two directors will be appointed by Mondelēz International, and two independent directors will be appointed.

Keurig and Dr Pepper Snapple will continue to operate out of their current locations and Bob Gamgort, CEO of the combined company, will be based in Burlington, Mass. The combined company will draw on the leadership teams of both companies, who will continue running their respective businesses.

Conference Call/Investor Events

Dr Pepper Snapple will host a conference call at 8:30 a.m. ET today, January 29, 2018, to discuss this announcement. The dial-in numbers for the call are 1-877-871-3172 (U.S. Toll Free) or 1-412-902-6603 (International) and the access code for the call is 4135855. The call will also be webcast live and can be accessed through Dr Pepper Snapple Group’s investor website. The conference call will be available for replay. The dial-in number for the replay is 1-877-344-7529 (U.S. Toll Free) or 1-412-317-0088 (International). The access code for the replay is 10116644.

Dr Pepper Snapple and Keurig also intend to hold an Investor Day in mid-March to provide additional details on the combined company.

Advisors

Goldman Sachs & Co. LLC served as lead financial advisor to Keurig.  BDT & Company, AFW LP, J.P. Morgan Securities LLC and Bank of America Merrill Lynch also acted as financial advisors to Keurig with Skadden, Arps, Slate, Meagher & Flom LLP serving as legal counsel and McDermott Will & Emery LLP serving as tax counsel. Credit Suisse served as financial advisor to Dr Pepper Snapple and Morgan, Lewis & Bockius LLP is serving as Dr Pepper Snapple’s legal advisor. Clifford Chance U.S. LLP is serving as legal advisor to Mondelēz International.

About Keurig Green Mountain, Inc.

Keurig Green Mountain, Inc. (Keurig) is a leader in specialty coffee and innovative single serve brewing systems. Committed to delivering exceptional coffee for more than 35 years, today our Keurig® brewers and single-serve hot beverages are in more than 20 million homes and offices throughout North America. In under a minute, Keurig® brewers consistently and conveniently deliver a fresh-brewed, great tasting cup with just the push of a button. As a testament to that quality, more than 50 leading global coffee, tea and cocoa brands have partnered with Keurig, joining beloved owned brands like Green Mountain Coffee Roasters® and The Original Donut Shop® coffee to offer consumers vast personal choice from 500+ varieties. As a company founded on social responsibility, Keurig is committed to using the power of business to brew a better world through our work to build resilient supply chains, sustainable products, and thriving communities. For more information, visit www.keuriggreenmountain.com, and to purchase Keurig products visit www.keurig.com or www.keurig.ca.

About Dr Pepper Snapple Group

Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

About JAB Holding Company

JAB Holding Company and JAB Consumer Fund invest in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category. Both JAB Holding Company and JAB Consumer Fund are overseen by its three Senior Partners: Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO).

Together, JAB Holding Company and JAB Consumer Fund have controlling stakes in Keurig Green Mountain, a leader in single-serve coffee and beverage technologies, Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, Panera Bread, a leading bakery-cafe company, Peet’s Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., a leading company in the quick-casual segment of the restaurant industry, Krispy Kreme Doughnuts, a global specialty retailer and wholesaler of premium-quality sweet treats, and in Espresso House, the largest branded coffee shop chain in Scandinavia.

JAB Holding Company is also the largest shareholder in Coty Inc., a global leader in beauty, and owns a controlling stake in luxury goods company Bally as well as a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. For more information, please visit the company’s website at: http://www.jabholco.com.

Keurig Green Mountain Contact:

Katie Gilroy

781-418-3345

katie.gilroy@keurig.com

Dr Pepper Snapple Contacts:

Media Relations:

Chris Barnes

972-673-5539

Investor Relations:

Heather Catelotti

972-673-5869

JAB Holding Company Contacts:

Tom Johnson / Dan Scorpio

Abernathy MacGregor

212-371-5999

tbj@abmac.com / dps@abmac.com

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the proposed merger, the anticipated benefits of the proposed merger, including estimated synergies, the expected timing of completion of the proposed merger and related transactions and other statements that are not historical facts. These statements are based on the current expectations of Keurig Green Mountain Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. management and are not predictions of actual performance.

These forward-looking statements are subject to a number of risks and uncertainties regarding the combined company’s business and the proposed merger and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the ability of the parties to successfully complete the proposed merger on anticipated terms and timing, including obtaining required shareholder and regulatory approvals and the satisfaction of other conditions to the completion of the proposed merger, (ii) access to significant debt financing for the proposed merger on a timely basis and reasonable terms and the impact such significant additional debt may have on our ability to operate the combined business following the proposed merger, (iii) risks relating to the integration of the Keurig Green Mountain Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. operations, products and employees into the combined company and the possibility that the anticipated synergies and other benefits of the proposed merger will not be realized or will not be realized within the expected timeframe and (iv) risks relating to the businesses of Keurig Green Mountain Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. and the industries in which they operate and the combined company will operate following the proposed merger. These risks and uncertainties, as well as other risks and uncertainties, will be more fully discussed in a proxy statement that will be filed by Dr Pepper Snapple Group, Inc. with the Securities and Exchange Commission in connection with the proposed merger. While the list of factors presented here is, and the list of factors to be presented in the proxy statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. Neither Keurig Green Mountain Parent Holdings Corp. nor Dr Pepper Snapple Group, Inc. is under any obligation to, and each expressly disclaims any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations. References to pro forma and combined pro forma information reflect Keurig’s estimates for the combined company using Keurig’s actual 2017 results and analyst consensus estimates for Dr Pepper Snapple, giving effect to the fully leveraged company and estimated synergies, utilizing a tax rate of 26% and do not reflect pro forma financial information presented pursuant to Article 11 of Regulation of S-X.

Important Additional Information

This communication is being made in respect of the proposed transaction involving Keurig Green Mountain Parent Holdings Corp. and Dr Pepper Snapple Group, Inc. The proposed transaction will be submitted to the stockholders of Dr Pepper Snapple Group, Inc. for their consideration. In connection therewith, Dr Pepper Snapple Group, Inc. intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Dr Pepper Snapple Group, Inc. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Dr Pepper Snapple Group, Inc. once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Dr Pepper Snapple Group, Inc. will be available free of charge on Dr Pepper Snapple Group, Inc.’s website at https://www.drpeppersnapplegroup.com/ under the heading “SEC Filings and Proxy Statements” within the “Investors” portion of Dr Pepper Snapple Group, Inc.’s website. Stockholders of Dr Pepper Snapple Group, Inc. may also obtain a free copy of the definitive proxy statement by contacting Dr Pepper Snapple Group, Inc.’s Investor Relations Department at (972) 673-7000.

Keurig Green Mountain Parent Holdings Corp., Bob Gamgort (Director and Chief Executive Officer of Keurig Green Mountain Parent Holdings Corp.), Ozan Dokmecioglu (Chief Financial Officer of Keurig Green Mountain Parent Holdings Corp.), Bart Becht (a Director of Keurig Green Mountain Parent Holdings Corp.) may be deemed to be “participants” under SEC rules in any solicitation of Dr Pepper Snapple Group, Inc. stockholders in respect of a Keurig Green Mountain Parent Holdings Corp. proposal for a transaction with Dr Pepper Snapple Group, Inc. Neither Keurig Green Mountain Parent Holdings Corp. nor any of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in Dr Pepper Snapple Group, Inc. or the matters to be acted upon in connection with a potential transaction involving Keurig Green Mountain Parent Holdings Corp. and Dr Pepper Snapple Group, Inc.